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SHAREHOLDER MEETING (Unaudited)

On May 21, 1996, an annual shareholder meeting was held at which the five Trustees identified below were elected and the selection of KPMG Peat Marwick LLP as the independent auditors of the Trust for the fiscal year beginning November 1, 1995 was ratified (Proposal No. 1). The following is a report of the votes cast:
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

                                                         WITHHELD/    BROKER
NOMINEE/PROPOSAL           FOR               AGAINST     ABSTAIN      NON VOTES     TOTAL
----------------------------------------------------------------------------------------------
Bridget A. Macaskill       22,816,761        375,783                  1,943,021     25,135,565
Elizabeth Moynihan         22,178,992        413,552        --        1,943,021     25,135,565
Sidney M. Robbins          22,754,739        437,805        --        1,943,021     25,135,565
Donald W. Spiro            22,809,389        383,155        --        1,943,021     25,135,565
Pauline Trigere            22,773,588        418,956        --        1,943,021     25,135,565

Proposal No. 1             22,794,873        115,279     4,263,094    1,943,021     25,135,565
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